AT&T Reports Strong Second-Quarter Financial Performance

Company delivers robust, high-quality 5G and fiber subscriber growth as more customers choose converged connectivity services

DALLAS, July 23, 2025 — AT&T Inc. (NYSE: T) reported strong second-quarter results that demonstrate its ability to grow the right way by attracting high-quality 5G and fiber subscribers, while growing service revenues, resulting in improved consolidated revenues and earnings growth.

“We are winning in a highly competitive marketplace, with the nation’s largest wireless and fiber networks. Customers are increasingly choosing AT&T because we have the best technology and options for wireless and broadband connectivity, backed by the AT&T Guarantee,” said John Stankey, AT&T Chairman and CEO. “The milestones achieved this quarter – from passing more than 30 million customer locations with fiber and eclipsing 1 million total AT&T Internet Air customers, to our agreement to acquire substantially all of Lumen’s Mass Markets fiber business - strengthen the industry's best and leading connectivity portfolio.”

Second-Quarter Consolidated Results
•Revenues of $30.8 billion
•Diluted EPS of $0.62, versus $0.49 a year ago; adjusted EPS* of $0.54, versus $0.51 a year ago
•Operating income of $6.5 billion; adjusted operating income* of $6.5 billion
•Net income of $4.9 billion; adjusted EBITDA* of $11.7 billion
•Cash from operating activities of $9.8 billion, versus $9.1 billion a year ago
•Capital expenditures of $4.9 billion; capital investment* of $5.1 billion
•Free cash flow* of $4.4 billion, versus $4.0 billion a year ago

Second-Quarter Highlights
•401,000 postpaid phone net adds with postpaid phone churn of 0.87%
•Mobility service revenues of $16.9 billion, up 3.5% year over year
•243,000 AT&T Fiber net adds and 203,000 AT&T Internet Air net adds
•Consumer fiber broadband revenues of $2.1 billion, up 18.9% year over year
•Repurchased approximately $1.0 billion in common shares
•Closed the sale of entire remaining 70% stake in DIRECTV to TPG on July 2

Impact of Tax Provisions in the One Big Beautiful Bill Act
AT&T expects to realize $6.5 to $8.0 billion of cash tax savings during 2025-2027 relative to the guidance it provided at its 2024 Analyst & Investor Day due to tax provisions in the One Big Beautiful Bill Act. This reflects estimated savings of $1.5 to $2.0 billion in 2025 and $2.5 to $3.0 billion in each of 2026 and 2027.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

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The Company intends to invest $3.5 billion of these savings into its network to accelerate its fiber internet build-out to a pace of 4 million locations per year, a run-rate it expects to achieve by the end of 2026. As a result of this increased pace of organic fiber deployment, AT&T expects that by the end of 2030 it will reach approximately 50 million customer locations with its in-region fiber network and more than 60 million fiber locations when including the Lumen Mass Markets fiber assets it has agreed to acquire and plans to expand, its Gigapower joint venture, and agreements with other commercial open access providers1.

AT&T also intends to contribute $1.5 billion of these savings to its employee pension plan by the end of 2026, which would result in approximately 95% funding of the plan2. The remaining tax savings will add to AT&T’s financial flexibility to support additional strategic investments, incremental capital returns and debt repayment, among other potential uses.

Outlook
AT&T is updating certain elements of its financial guidance for 2025-2027 to reflect the impact of expected cash tax savings, as well as its year-to-date operating performance and outlook for the remainder of 2025. For the full year 2025, AT&T expects:
•Consolidated service revenue growth in the low-single-digit range.
•Mobility service revenue growth of 3% or better.
•Consumer fiber broadband revenue growth in the mid-to-high teens.
•Adjusted EBITDA* growth of 3% or better.
•Mobility EBITDA* growth of approximately 3%.
•Business Wireline EBITDA* to decline in the low-double-digit range.
•Consumer Wireline EBITDA* growth in the low-to-mid-teens range.
•Capital investment* in the $22 to $22.5 billion range.
•Free cash flow* in the low-to-mid $16 billion range, including over half of the planned pension funding through 2026 discussed above.
•Adjusted EPS* of $1.97 to $2.07.
•Share repurchases of $4 billion for 2025, including approximately $1.3 billion completed year to date.

AT&T continues to operate the business to achieve the strategy outlined at its 2024 Analyst & Investor Day. Accordingly, AT&T reiterates its long-term financial outlook for:
•Consolidated service revenue growth in the low-single-digit range annually from 2026-2027.
•Adjusted EBITDA* growth of 3% or better annually from 2026-2027.
•Adjusted EPS* accelerating to double-digit percentage growth in 2027.

As a result of the cash tax savings from provisions in the One Big Beautiful Bill Act, AT&T updates its financial outlook for:
•Capital investment* in the $23 to $24 billion range annually from 2026-2027.
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

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•Free cash flow* of $18 billion+ in 2026 and $19 billion+ in 2027.

Note: AT&T’s second-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, July 23, 2025. The webcast and related materials, including financial highlights, will be available at investors.att.com.

Consolidated Financial Results
•Revenues for the second quarter totaled $30.8 billion, versus $29.8 billion in the year-ago quarter, up 3.5%. This was due to higher Mobility and Consumer Wireline revenues, partially offset by declines in Business Wireline and Mexico, which included unfavorable foreign exchange impacts.
•Operating expenses were $24.3 billion, versus $24.0 billion in the year-ago quarter. Operating expenses increased, primarily due to higher equipment costs associated with higher wireless equipment revenues, and higher network-related costs. Additionally, depreciation increased from our continued fiber investment and network upgrades, partially offset by lower impacts from our Open RAN network modernization efforts. These increases were partially offset by expense declines from restructuring costs in the year-ago quarter and continued transformation efforts.
•Operating income was $6.5 billion, versus $5.8 billion in the year-ago quarter. When adjusting for certain items, adjusted operating income* was $6.5 billion, versus $6.3 billion in the year-ago quarter.
•Equity in net income of affiliates was $0.5 billion, versus $0.3 billion in the year-ago quarter, reflecting cash distributions received by AT&T in excess of the carrying amount of our investment in DIRECTV.
•Net income was $4.9 billion, versus $3.9 billion in the year-ago quarter.
•Net income attributable to common stock was $4.5 billion, versus $3.5 billion in the year-ago quarter. Earnings per diluted common share was $0.62, versus $0.49 in the year-ago quarter. Adjusting for $(0.08) which removes equity in net income of DIRECTV and excludes other items, adjusted earnings per diluted common share* was $0.54, versus $0.51 in the year-ago quarter.
•Adjusted EBITDA* was $11.7 billion, versus $11.3 billion in the year-ago quarter.
•Cash from operating activities was $9.8 billion, versus $9.1 billion in the year-ago quarter, reflecting operational growth and higher distributions from DIRECTV, partially offset by higher cash tax payments.
•Capital expenditures were $4.9 billion, versus $4.4 billion in the year-ago quarter. Capital investment* totaled $5.1 billion, versus $4.9 billion in the year-ago quarter. Cash payments for vendor financing totaled $0.2 billion, versus $0.6 billion in the year-ago quarter.
•Free cash flow,* which excludes cash flows from DIRECTV, was $4.4 billion, versus $4.0 billion in the year-ago quarter.
•Total debt was $132.3 billion at the end of the second quarter, and net debt* was $120.3 billion.
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

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Segment and Business Unit Results
Communications segment revenues were $29.7 billion, up 3.9% year over year, with operating income up 0.9% year over year.

Communications Segment
Dollars in millions	Second Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$29,699	$28,582	3.9%
Operating Income	7,065	7,005	0.9%
Operating Income Margin	23.8%	24.5%	(70)	BP
Mobility service revenue grew 3.5% year over year driving EBITDA* growth of 3.2%. Postpaid phone net adds were 401,000 with postpaid phone ARPU up 1.1% year over year.

Mobility
Dollars in millions; Subscribers in thousands	Second Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$21,845	$20,480	6.7%
Service	16,853	16,277	3.5%
Equipment	4,992	4,203	18.8%
Operating Expenses	14,914	13,761	8.4%
Operating Income	6,931	6,719	3.2%
Operating Income Margin	31.7%	32.8%	(110)	BP
EBITDA*	$9,487	$9,195	3.2%
EBITDA Margin*	43.4%	44.9%	(150)	BP
EBITDA Service Margin*	56.3%	56.5%	(20)	BP
Total Wireless Net Adds[3]	289	997
Postpaid	479	593
Postpaid Phone	401	419
Postpaid Other	78	174
Prepaid Phone	(34)	35
Postpaid Churn	1.02%	0.85%	17	BP
Postpaid Phone-Only Churn	0.87%	0.70%	17	BP
Prepaid Churn	2.64%	2.57%	7	BP
Postpaid Phone ARPU	$57.04	$56.42	1.1%
Mobility revenues were up 6.7% year over year driven by service revenue growth of 3.5% from postpaid phone average revenue per subscriber (ARPU) growth and subscriber gains, as well as equipment revenue growth of 18.8% from higher wireless device sales volumes. Operating expenses were up 8.4% year over year due to higher equipment expenses driven by higher wireless sales volumes and the sale of higher-priced devices. This increase also reflects higher network costs, higher advertising and promotion costs, and increased depreciation expense. Operating income was $6.9 billion, up 3.2% year over year. EBITDA* was $9.5 billion, up $292 million year over year.
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Business Wireline revenues declined year over year driven by continued secular pressures on legacy and other transitional services that were partially offset by growth in fiber and advanced connectivity services.

Business Wireline
Dollars in millions	Second Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$4,313	$4,755	(9.3)%
Operating Expenses	4,514	4,653	(3.0)%
Operating Income/(Loss)	(201)	102	—%
Operating Income Margin	(4.7)%	2.1%	(680)	BP
EBITDA*	$1,320	$1,488	(11.3)%
EBITDA Margin*	30.6%	31.3%	(70)	BP
Business Wireline revenues were down 9.3% year over year due to declines in legacy and other transitional services of 17.3%, partially offset by growth in fiber and advanced connectivity services of 3.5%. Operating expenses were down 3.0% year over year due to lower personnel and lower customer support costs associated with ongoing transformation initiatives, partially offset by higher depreciation expense due to ongoing investment for strategic initiatives such as fiber. Operating income was $(201) million, versus $102 million in the year-ago quarter, and EBITDA* was $1.3 billion, down $168 million year over year.

Consumer Wireline achieved strong broadband revenue growth driven by an 18.9% increase in fiber revenue growth. Consumer Wireline also delivered positive broadband net adds for the eighth consecutive quarter, driven by 243,000 AT&T Fiber net adds and 203,000 AT&T Internet Air net adds.

Consumer Wireline
Dollars in millions; Subscribers in thousands	Second Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$3,541	$3,347	5.8%
Operating Expenses	3,206	3,163	1.4%
Operating Income	335	184	82.1%
Operating Income Margin	9.5%	5.5%	400	BP
EBITDA*	$1,293	$1,098	17.8%
EBITDA Margin*	36.5%	32.8%	370	BP
Broadband Net Adds	150	52
Fiber	243	239
Non Fiber	(93)	(187)
AT&T Internet Air	203	139
Broadband ARPU	$71.16	$66.17	7.5%
Fiber ARPU	$73.26	$69.00	6.2%
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Consumer Wireline revenues were up 5.8% year over year driven by broadband revenue growth of 10.5% due to fiber revenue growth of 18.9%, partially offset by declines in legacy voice and data services and other services. Operating expenses were up 1.4% year over year, primarily due to higher depreciation expense driven by fiber investment, higher network-related costs, and higher marketing costs, partially offset by lower customer support, lower costs associated with transformation initiatives, and lower content licensing costs. Operating income was $335 million, versus $184 million in the year-ago quarter, and EBITDA* was $1.3 billion, up $195 million year over year.

Latin America Segment
Dollars in millions; Subscribers in thousands	Second Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$1,054	$1,103	(4.4)%
Service	662	699	(5.3)%
Equipment	392	404	(3.0)%
Operating Expenses	1,008	1,097	(8.1)%
Operating Income	46	6	—%
EBITDA*	$201	$178	12.9%
Total Wireless Net Adds	235	177
Postpaid	183	142
Prepaid	64	67
Reseller	(12)	(32)
Latin America segment revenues were down 4.4% year over year, primarily due to unfavorable impacts of foreign exchange rates, partially offset by higher equipment sales, and subscriber and ARPU growth. Operating expenses were down 8.1% due to the favorable impacts of foreign exchange rates, partially offset by higher equipment and selling costs resulting from higher sales. Operating income was $46 million compared to $6 million in the year-ago quarter. EBITDA* was $201 million, compared to $178 million in the year-ago quarter.

1Locations reached with fiber include consumer and business locations: (i) passed with fiber, and (ii) served with fiber through commercial open-access providers.
2Based on pension funded status at December 31, 2024.
3Excludes migrations between wireless subscriber categories, including connected devices, and acquisition-related activity during the period.

About AT&T
We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 140+ years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

Non-GAAP Measures and Reconciliations to GAAP Measures
Schedules and reconciliations of non-GAAP financial measures cited in this document to the most comparable financial measures under generally accepted accounting principles (GAAP) can be found at investors.att.com and in our Form 8-K dated July 23, 2025. Adjusted diluted EPS, adjusted operating income, EBITDA, adjusted EBITDA, free cash flow, and net debt are non-GAAP financial measures frequently used by investors and credit rating agencies. Prior periods for free cash flow and adjusted diluted EPS have been recast to conform to the current period presentation to remove cash flows and equity in net income from our investment in DIRECTV.

Adjusted diluted EPS is calculated by excluding from operating revenues, operating expenses, other income (expenses) and income tax expense, certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, actuarial gains and losses, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses. Non-operational items arising from asset acquisitions and dispositions include the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and those assets contribute to revenue generation. We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income. The tax impact of adjusting items is calculated using the adjusted effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate; in these cases, we use the actual tax expense or combined marginal rate of approximately 25%.

For 2Q25, adjusted EPS of $0.54 is diluted EPS of $0.62 minus $0.05 equity in net income of DIRECTV and minus $0.03 benefit-related, transaction, legal and other items. For 2Q24, adjusted EPS of $0.51 is diluted EPS of $0.49 adjusted for $0.05 restructuring and $0.01 benefit-related, transaction legal and other items, minus $0.04 equity in net income of DIRECTV. Transaction, legal and other costs include costs associated with legacy legal matters and the expected resolution of certain litigation associated with cyberattacks disclosed in 2024, which is presented net of expected insurance recoveries. The Company expects adjustments to 2025 reported diluted EPS to include a gain recognized on the sale of DIRECTV in 3Q25, an adjustment to remove equity in net income of DIRECTV (prior to the July 2, 2025 transaction close), a non-cash mark-to-market benefit plan gain/loss, and other items. The Company expects the mark-to-market adjustment, which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item. Our projected 2025-2027 adjusted EPS depends on future levels of revenues and expenses, most of which are not reasonably estimable at this time. Accordingly, we cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics without unreasonable effort.

Adjusted operating income is operating income adjusted for revenues and costs we consider non-operational in nature, including items arising from asset acquisitions or dispositions. For 2Q25, adjusted operating income of $6.5 billion is calculated as operating income of $6.5 billion minus $12 million of adjustments. For 2Q24, adjusted operating income of
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

$6.3 billion is calculated as operating income of $5.8 billion plus $520 million of adjustments. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated July 23, 2025.

EBITDA is net income plus income tax, interest, and depreciation and amortization expenses minus equity in net income of affiliates and other income (expense) – net. Adjusted EBITDA is calculated by excluding from EBITDA certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses.

For 2Q25, adjusted EBITDA of $11.7 billion is calculated as net income of $4.9 billion, plus income tax expense of $1.2 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $0.5 billion, minus other income (expense) – net of $0.8 billion, plus depreciation and amortization of $5.3 billion, minus adjustments of $21 million. For 2Q24, adjusted EBITDA of $11.3 billion is calculated as net income of $3.9 billion, plus income tax expense of $1.1 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $0.3 billion, minus other income (expense) – net of $0.7 billion, plus depreciation and amortization of $5.1 billion, plus adjustments of $505 million. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated July 23, 2025.

At the segment or business unit level, EBITDA is operating income before depreciation and amortization. EBITDA margin is EBITDA divided by total revenues. EBITDA service margin is EBITDA divided by total service revenues.

Adjusted EBITDA estimates for 2025-2027, and Mobility EBITDA, Business Wireline EBITDA and Consumer Wireline EBITDA estimates for 2025 depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics without unreasonable effort.

Free cash flow for 2Q25 of $4.4 billion is cash from operating activities of $9.8 billion, less cash distributions from DIRECTV classified as operating activities of $0.5 billion, less cash taxes paid on DIRECTV of $0.3 billion, minus capital expenditures of $4.9 billion and cash paid for vendor financing of $0.2 billion. For 2Q24, free cash flow of $4.0 billion is cash from operating activities of $9.1 billion, less cash distributions from DIRECTV classified as operating activities of $0.4 billion, less cash taxes paid on DIRECTV of $0.1 billion, minus capital expenditures of $4.4 billion and cash paid for vendor financing of $0.6 billion. Due to high variability and difficulty in predicting items that impact cash from operating activities, capital expenditures, and vendor financing payments, the Company is not able to provide reconciliations between projected free cash flow for 2025-2027 and the most comparable GAAP metrics without unreasonable effort.

Capital investment provides a comprehensive view of cash used to invest in our networks, product developments, and support systems. In connection with capital improvements, we have favorable payment terms of 120 days or more with certain vendors, referred to as vendor financing, which are excluded from capital expenditures and reported as financing activities. Capital investment includes capital expenditures and cash paid for vendor financing ($0.2 billion in 2Q25, $0.6 billion in 2Q24). Due to high variability and difficulty in predicting items that impact capital expenditures and vendor financing payments, the Company is not able to provide reconciliations between projected capital investment for 2025-2027 and the most comparable GAAP metrics without unreasonable effort.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Net debt of $120.3 billion at June 30, 2025, is calculated as total debt of $132.3 billion less cash and cash equivalents of $10.5 billion and time deposits (i.e. deposits at financial institutions that are greater than 90 days) of $1.5 billion.

For more information, contact:
Brittany Siwald
AT&T Inc.
Phone: (214) 202-6630
Email: brittany.a.siwald@att.com
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.